Exhibit 99.1

STONERIDGE COMPLETES THE SALE OF ITS WIRING BUSINESS

TO MOTHERSON SUMI SYSTEMS LIMITED

•	Receives $71.4 million in cash from the transaction
•	Announces Redemption of 10% of its Outstanding Senior Secured 9.5% Notes

WARREN, Ohio – August 1, 2014 – Stoneridge, Inc. (NYSE: SRI) today completed the previously announced sale of its Wiring Business assets to Motherson Sumi Systems Ltd. (“Motherson”) in accordance with the Asset Purchase Agreement dated May 26, 2014. Cash proceeds for the transaction were $71.4 million and consisted of the $65.7 million stated purchase price and the assumption of certain related liabilities of the Wiring Business adjusted for certain cash on hand and an estimated net working capital credit. Final proceeds are subject to customary post-closing adjustments.

Included in the transaction are six manufacturing facilities located in Portland, Indiana; Chihuahua, Mexico; Saltillo, Mexico; and Monclova, Mexico; as well as an engineering and administrative center located in Warren, Ohio. The Wiring Business designs and manufactures wiring harness products for sale principally to the commercial, agricultural and off-highway vehicle markets, as well as assembles entire instrument panels that are configured specifically to an OEM customer’s specifications in the commercial vehicle market.

“Closing the transaction to sell the Wiring Business marks a significant milestone in our journey to transform Stoneridge,” said John C. Corey, President and Chief Executive Officer of Stoneridge.

Corey added, “With the sale of our Wiring Business completed, we will focus our resources on our other business segments, which are technology-driven with global applications and offer greater opportunities to provide higher value to our shareholders.”

The Company also announced it intends to promptly cause the Notes Trustee to issue a Notice of Redemption for redemption of 10% of its senior secured 9.5% notes (the “Notes”), or $17.5 million of Notes, for redemption at 103% of the principal amount of the Notes. Under the Notes Indenture, 10% of the Notes are redeemable prior to October 15, 2014 at a price of 103% of the principal amount of the Notes (plus accrued and unpaid interest). The Company expects cash interest savings generated over the rest of 2014 to approximate $540,000 compared with the prior year. The Company also expects a benefit of $300,000, or $0.01 per share, after considering the write-off of deferred financing fees and Note discount for the balance of the year when compared to 2013.

Corey continued, “Calling 10% of our Notes is a first step in recapitalizing Stoneridge by lowering our debt balance and reducing our interest costs. We hope to announce another step in the near future which should lower Stoneridge’s debt balance and interest expenses significantly by adding flexibility to our capital structure, which will allow us to better utilize our cash balances to reduce interest expense while simultaneously allowing us the ability to borrow for acquisitions if needed. Repayment of debt will be our first priority upon receipt of the proceeds from the Wiring Business sale.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443